PROGRESS FINANCIAL CORPORATION



NEWS RELEASE

Contact:  W. Kirk Wycoff -- (610) 825-8800
          Progress Financial Corporation
          4 Sentry Parkway - Suite 200
          Blue Bell, PA  19422

FOR IMMEDIATE RELEASE:

               PROGRESS ACQUIRES THE EQUIPMENT LEASING COMPANY

     Blue Bell, PA, October 1, 1996 -- Progress Financial Corporation

announced today that it has reached an agreement to purchase The Equipment

Leasing Company, a subsidiary of a privately held company. Based in Timonium,

Maryland, The Equipment Leasing Company specializes in leasing computer and telecommunications equipment in the eastern United States.



     "This is an opportunity to enhance our income by acquiring a proven and profitable financial services company, " said W. Kirk Wycoff, President and

Chief Executive Officer of Progress Financial Corporation. "We are committed to the strategy of investing in non-banking financial companies that serve the business community." Wycoff said the deal would be accretive to Progress shareholders in the first year following the acquisition.



     Leasing technology based equipment is considered to be an attractive growth market for the equipment leasing business. The Equipment Leasing

Company has specialized in serving the small business market through direct sales contact and telemarketing for over 25 years. Management of The Equipment

Leasing Company will remain in their current positions.







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Progress Financial Corporation
Progress Acquisition
Page Two


     Under the terms of the purchase agreement, The Equipment Leasing Company will become a wholly owned subsidiary of Progress Bank, Blue Bell, PA. This acquisition will enhance Progress Financial Corporations' equipment leasing business started in 1995 with the acquisition of Quaker State Financial

Corporation.



     Progress Financial Corporation is a unitary thrift holding company headquartered in Blue Bell, Pennsylvania. The business of the Company consists primarily of the operation of Progress Bank, a Federally chartered stock savings bank that conducts community banking business through ten full service offices. The Company also provides commercial mortgage banking and brokerage services, property management services, and equipment leasing through its other subsidiaries, Progress Realty Advisors, L.P., Alliance Realty Services,

L.L.C. and Quaker State Financial Corporation, respectively.  The Company's common stock is traded on the NASDAQ Stock Market under the Symbol "PFNC".



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